Exhibit 99.1
MarineMax Announces Plan for Midwest Expansion
Enters Into Agreement to Acquire One of the Nation’s Largest Independent Dealerships
CLEARWATER, Fla.—Dec. 30, 2005—MarineMax, Inc. (NYSE: HZO — News), the nation’s largest recreational boat retailer, today announced that it has entered into an agreement to purchase substantially all the assets, including certain real estate, of Port Arrowhead Marina, Inc. and its sister companies, Lake Port Marina, Inc. and Port Arrowhead, Inc. (the “Port Arrowhead Group”). The acquisition will follow the satisfactory completion of due diligence. The transaction is expected to close in the first calendar quarter of 2006.
Under the agreement, MarineMax will pay $27.5 million in cash, plus working capital adjustments, and assume certain liabilities in exchange for the operating assets, including certain real estate, of the Port Arrowhead Group. The majority of the purchase price comprises the acquisition of substantial real estate holdings, consisting of a large marina with more than 300 slips and two retail stores.
With revenue exceeding $70 million for its most recently completed fiscal year, the Port Arrowhead Group is one of the largest independent boat dealers in the country. Port Arrowhead’s operations are located in the states of Missouri and Oklahoma from which it also serves neighboring Midwest boating destinations in Illinois, Kansas and Arkansas.
William H. McGill, Jr., Chairman, Chief Executive Officer and President of MarineMax, Inc. stated, “We are very excited about the Port Arrowhead Group joining MarineMax. Port Arrowhead’s culture and customer centric strategies are aligned with ours and its team’s commitment to service is well recognized throughout the industry. In addition, the scale of its operations and its location in a strong growing boating market presents an outstanding opportunity for MarineMax.”
The transaction is expected to be accretive in its first full year. MarineMax expects to provide updated earnings per share guidance after the transaction closes.
About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, and the Ferretti Group including: Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 71 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the ability to of the company to complete and integrate its acquisitions into its existing operations and the financial performance thereafter. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.
Contact:
MarineMax, Inc.
Michael H. McLamb, 727-531-1700
or
Integrated Corporate Relations, Inc.
Brad Cohen, 203-682-8211
or
Media:
Susan Hartzell, 203-682-8238